Exhibit 10.1

November 16, 2010

Shaun Mara

Dear Shaun:

Congratulations on your promotion to Executive Vice President & Chief Financial Officer. This position will report to me.

Here are the specifics of your offer:

Effective Date

This promotion is effective December 1, 2010.

Base Salary

You will be paid $19,375 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $465,000, less payroll taxes. Your salary will be reviewed annually by our Compensation Committee, with the next review during our 2012 annual cycle.

Annual Incentive Opportunity

Effective December 1, 2010, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive Plan with a target amount equal to 70% of your annualized base salary, subject to the achievement of certain financial targets for Dean Foods, and certain individual objectives. For 2010, your annual incentive will be prorated for eleven (11) months as Chief Accounting Officer, with a target amount equal to 50% of your annualized base salary, and the remaining month (1) month as EVP & Chief Financial Officer.

Long Term Incentive Compensation – Special Promotion Grant

On December 1, 2010, subject to Compensation Committee approval, you will be granted a long-term incentive target award of $100,000 in the form of restricted stock units. Your actual grant will be calculated based on the closing price of Dean Foods stock on the date of grant. The restricted stock units will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. In 2011, you will be eligible for a Long Term Incentive grant commensurate with the position of EVP & Chief Financial Officer. The amount and nature of any future long-term incentive awards will be determined by the Compensation Committee of the Board of Directors.

Insider Trading

As an Executive Officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time, in accordance with the Company’s Insider Trading Policy.

Dean Foods Executive Severance Plan

Dean Foods maintains an Executive Severance Plan (“Severance Plan”) and, at your request, you will be provided with a copy.

Change-In-Control Provisions

You will be provided a Change-In-Control Agreement comparable to that currently provided to other Dean Foods Executive Officers.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401(k), Executive Deferred Compensation, Supplemental Executive Retirement Plan (SERP), Executive Long-Term disability, and more.

Conclusion

Shaun, I have been impressed with your work as Chief Accounting Officer and your leadership at Dean Foods. I look forward to your continued significant contributions and working with you more closely as EVP & Chief Financial Officer.

Best regards,

/s/ Gregg Engles

Gregg Engles
Chief Executive Officer

Agreed and accepted:

/s/ Shaun Mara
Shaun Mara

November 16, 2010
Date

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